Exhibit 6.9

termination OF ADVISORY agreement

THIS TERMINATION OF ADVISORY AGREEMENT (this “Agreement”) is made and entered into as of October 28, 2019, by and among (i) BRIX REIT, Inc., a real estate investment trust organized under the laws of the State of Maryland (f/k/a RW Holdings Student Housing REIT, Inc.) (the “Company”), (ii) Brix Student Housing Operator, LLC (f/k/a RW Holdings Student Housing REIT Operator, LLC), a Delaware limited liability company (the “Advisor”) and (iii) BrixInvest, LLC, a Delaware limited liability company (f/k/a Rich Uncles LLC) (the “Sponsor,” and together with the Company and the Advisor, the “Parties” and individually, each a “Party”). Capitalized terms used but not otherwise defined in this Agreement shall have the meanings assigned to them in the Advisory Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Parties are party to that certain Advisory Agreement, dated as of November 17, 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Advisory Agreement”), pursuant to which the Sponsor is serving as the advisor and property manager to the Company;

WHEREAS, the Sponsor entered into that certain Contribution Agreement, dated as of September 19, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Contribution Agreement”), by and among Rich Uncles NNN Operating Partnership, LP, a Delaware limited partnership (the “Contributee”), NNN REIT, as the general partner of the Contributee, the Sponsor and Daisho OP Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Sponsor (“Daisho”, and together with the Sponsor, the “Contributor”), pursuant to which the Contributee shall acquire, directly or indirectly, certain specified assets of the Contributor (the “Transaction”); and

WHEREAS, pursuant to the Contribution Agreement and as a condition to the closing of the Transaction, the Parties desire to satisfy any obligations under and terminate the Advisory Agreement upon the terms and subject to the obligations set forth in this Agreement.

NOW, THEREFORE, the Parties, in consideration of the mutual promises set forth herein, do hereby agree as follows:

1.                   Termination of Advisory Agreement. The Advisory Agreement, including any rights and obligations of the Parties thereunder, is hereby terminated and of no further force and effect, without any further action of the Parties or any other person or entity.

2.                   Waiver of Notice Periods. Each Party, on behalf of itself and its Affiliates, hereby waives any and all notice or consent obligations or requirements arising under or with respect to the Advisory Agreement (including pursuant to Section 16 thereof), the termination thereof or the transactions contemplated hereby, except for any post-closing notice obligations contemplated under this Agreement.

3.                   Certain Acknowledgements. The Company acknowledges and agrees that: (i) it owes the Advisor the following amounts: (A) $239,472 for the payment of asset management fees that have been deferred by the Advisor during 2018 and 2019 to support the Company’s monthly distributions during the start-up of operations; and (B) $17,686 for reimbursement of the Company’s investor relations personnel costs for the month of October 2019 (together, the “Amounts Owed”); and (ii) it shall pay, or cause to be paid, the Amounts Owed referred to in clause (B) to the Advisor within thirty (30) days of the date of this Agreement in accordance with Section 19(b) of the Advisory Agreement. The Advisor hereby waives any payment period set forth in the Advisory Agreement with respect to the Amounts Owed referred to in clause (A) and agrees such amount may be paid by the Company on or after the date that is thirty (30) days following the date of this Agreement. The Advisor, on behalf of itself and its Affiliates, hereby acknowledges and agrees that, other than the Amounts Owed, any and all fees, commissions, compensation, expenses, payments or other Claims (as defined below) arising under the Advisory Agreement (including pursuant to Section 20 and Section 21 thereof, in respect of any past, current or future asset management, acquisition, disposition, financing coordination, liquidation or participation fee or payment, in connection with the Transaction or otherwise) for payments shall be deemed, fully paid, forfeited and satisfied in full, and that neither the Advisor nor any of its Affiliates shall be entitled to any fees, expenses, commissions, compensation, payments or other amounts for Claims thereunder, including, without limitation, pursuant to Section 9, Section 10, Section 16 and Section 19 thereof.

1

4.                   Advisor Release. Except for the Amounts Owed, the Advisor, on behalf of itself and its Affiliates, hereby releases, remises, acquits and forever discharges the Company, the Sponsor and each of their subsidiaries and affiliates, and any of their current or former directors, managers, officers, employees, equity holders, agents, representatives, affiliates, subsidiaries, successors and assigns (the “Releasees”) of and from any and all interest in, rights, privileges, actions, causes of action, claims, costs, damages, judgments, liabilities and expenses of any kind or nature, at law or in equity, whether direct, derivative or otherwise, known or unknown, suspected or unexpected, of any kind or nature (each, a “Claim”), arising from or in any way related to (i) the Advisory Agreement, (ii) any other contracts, agreements or other commitments in respect of the subject matter of the Advisory Agreement among the Parties (other than this Agreement or any successor advisory agreement) and (iii) any other acquisitions, dispositions, liquidations or other transactions arising, in whole or in part, prior to the date hereof. Advisor, on behalf of itself and its Affiliates, hereby further releases, terminates and discharges any and all liens, security interests or other encumbrances, if any, it may have on the Releasees or any of their respective assets or properties created by or pursuant to the Advisory Agreement.

5.                   Further Assurances. Each Party hereby agrees to execute and deliver such further instruments and documents and take all further action that may be necessary or that any other Party or its Affiliates may reasonably request to reflect the termination of the Advisory Agreement, including the discharge and release of any liens, security interests and other encumbrances created by or pursuant to the Advisory Agreement (including pursuant to Section 20 and Section 21 thereof) and to carry out the purposes and intent of this Agreement.

6.                   Third-Party Beneficiary. The Releasees are hereby made express third-party beneficiaries hereof and shall be entitled to rely on this Agreement.

7.                   Notices. Any notice or other communication hereunder must be given in writing and either (i) delivered in Person, (ii) transmitted by electronic mail (provided, that any notice so given is also mailed as provided in the following clause (iii)), or (iii) mailed by a reputable overnight courier service as follows:

To the Company:	BRIX REIT, Inc. 3090 Bristol Street, Suite 550 Costa Mesa, CA 92626 Attention: Bill Broms Email: Bill@brix-reit.com

To the Advisor:	Brix Student Housing Operator, LLC 3090 Bristol Street, Suite 550 Costa Mesa, CA 92626 Attention: Aaron Halfacre Email: aaron@richuncles.com

2

To the Sponsor:

BrixInvest, LLC

3090 Bristol Street, Suite 550

Costa Mesa, CA 92626

Attention: Aaron Halfacre

Email: aaron@richuncles.com

with a copy (which shall not constitute notice) to:

Morris, Manning & Martin, LLP
1600 Atlanta Financial Center

3343 Peachtree Road, NE

Atlanta, Georgia 30326

Attention: Lauren B. Prevost, Esq. and Amie Singer, Esq.

Email: lprevost@mmmlaw.com; asinger@mmmlaw.com

or to such other address or to such other person as each Party shall have last designated by such notice to the other Parties. Each such notice or other communication shall be effective (a) when delivered in person, (b) if given by electronic mail, when transmitted to the applicable email address so specified in (or pursuant to) this Section 7, and (c) if given by reputable overnight courier, one (1) business day after delivery or the first attempted delivery.

8.                   Modification. This Agreement shall not be changed, modified, terminated, or discharged, in whole or in part, except by an instrument in writing signed by each Party, or its respective successor or assignee.

9.                   Severability. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

10.               Construction. The provisions of this Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the State of Maryland applicable to contracts to be made and performed entirely in said state.

11.               Entire Agreement. This Agreement contains the entire agreement and understanding among the Parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

12.               Indulgences, Not Waivers. Neither the failure nor any delay on the part of a Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

13.               Construction. Words used herein regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. The word “including” shall be deemed to be followed by the words “including, without limitation”. The word “or” shall mean “and/or”.

3

14.               Headings Not to Affect Interpretation. The headings of Sections or Subsections contained in this Agreement are for convenience only and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

15.               Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the Parties reflected hereon as the signatories.

[Signatures follow on next page.]

4

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year set forth above.

BRIX REIT, Inc.

By:	/s/ WILLIAM BROMS
Name: William Broms
Title: Interim Chief Executive Officer

Brix Student Housing Operator, LLC

By: BrixInvest, LLC
Its: Manager

By:	/s/ RAYMOND J. PACINI
Name: Raymond J. Pacini
Title: Chief Financial Officer

BRIXINVEST, LLC

By:	/s/ RAYMOND J. PACINI
Name: Raymond J. Pacini
Title: Chief Financial Officer

[Signature Page to Termination of Advisory Agreement]